Exhibit 99.1

Northern Oil and Gas, Inc. Announces Increased Borrowing Base and Additional Lenders under its Revolving Credit Facility

WAYZATA, MINNESOTA — October 2, 2012 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern Oil”) today announced that, on September 28, 2012, it completed the scheduled mid-year redetermination under its revolving credit facility and as a result increased the borrowing base thereunder from $300 million to $350 million.  The revolving credit facility was also amended to expand the group of lenders by adding The Bank of Nova Scotia and ING Capital.  Northern Oil currently has $68.0 million of outstanding borrowings under the credit facility.  The next redetermination of the borrowing base is scheduled for April 1, 2013.

Michael Reger, Chief Executive Officer, commented, “We continue to see high levels of drilling and completion activity in the Williston Basin, and our significant borrowing capacity under our revolving credit facility positions us well to continue to grow and execute on our business plan.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
Erik Nerhus
952-476-9800